As filed with the Securities and Exchange Commission on August 25, 2017

Registration No. 333-219019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKER-HANNIFIN CORPORATION

(Exact name of Registrant as specified in its charter)

Ohio	3499	34-0451060
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6035 Parkland Boulevard

Cleveland, Ohio 44124-4141

(216) 896-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph R. Leonti

Vice President, General Counsel and Secretary 6035 Parkland Boulevard

Cleveland, Ohio 44124-4141

(216) 896-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kimberly J. Pustulka

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

(216) 586-3939

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 25, 2017

PROSPECTUS

Parker-Hannifin Corporation Offer To Exchange

All of the outstanding restricted 3.250% Senior Notes Due 2027, 4.100% Senior Notes due 2047 and 1.125% Senior Notes due 2025 issued on February 24, 2017 for newly issued and registered 3.250% Senior Notes Due 2027, 4.100% Senior Notes due 2047 and 1.125% Notes due 2025

On February 24, 2017, we issued $700,000,000 aggregate principal amount of 3.250% Senior Notes due 2027, which we refer to as the Original 2027 Notes, $600,000,000 aggregate principal amount of 4.100% Senior Notes due 2047, which we refer to as the Original 2047 Notes and, together with the Original 2027 Notes, as the Original U.S. Notes, and €700,000,000 aggregate principal amount of 1.125% Senior Notes due 2025, which we refer to as the Original Euro Notes, in private placements. We refer to the Original U.S. Notes and the Original Euro Notes, together, as the Original Notes. We are offering to exchange newly issued and registered senior notes, which we refer to as the U.S. Exchange Notes and the Euro Exchange Notes, as applicable, and, together, as the Exchange Notes, for all of the issued and outstanding Original Notes. We refer to this offer to exchange as the Exchange Offer. We refer to the Exchange Notes and the Original Notes, collectively, as the Notes.

The Exchange Notes will have substantially identical terms to the Original Notes, except that the Exchange Notes will be registered under the Securities Act of 1933, which we refer to as the Securities Act, and the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. If you fail to tender your Original Notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

Each series of Exchange Notes will be part of the same corresponding series of the Original Notes and will be issued under the same indenture, which we refer to as the Indenture. With respect to Original U.S. Notes, Exchange Notes will be exchanged for Original Notes of the corresponding series in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. With respect to Original Euro Notes, Exchange Notes will be exchanged for Original Notes of the corresponding series in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offer.

The Exchange Offer expires at 9:00 a.m. New York City time on             , 2017, unless extended, which we refer to as the Expiration Date. You may withdraw tenders of Original Notes at any time prior to the Expiration Date.

We do not intend to list the U.S. Exchange Notes on any securities exchange or to seek approval through any automated quotation system.

Application is expected to be made to the Irish Stock Exchange plc, which we refer to as the Irish Stock Exchange, for the Euro Exchange Notes to be admitted to the Official List, which we refer to as the Official List, and to trading on the Global Exchange Market of the Irish Stock Exchange, which we refer to as Global Exchange Market. The Global Exchange Market is not a regulated market for the purposes of Directive 2004/39/EC. Admission of the Euro Exchange Notes to the Official List and trading on the Global Exchange Market is not an indication of the merits of Parker-Hannifin Corporation or the Euro Exchange Notes. There can be no assurance that a trading market in the Euro Exchange Notes will develop or be maintained.

The Euro Exchange Notes will initially be represented by beneficial interests in a global security in registered form, without interest coupons attached, which will be registered in the name of a nominee for and will be deposited with a common depositary for Clearstream Banking, société anonyme, which we refer to as

Clearstream, or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as Euroclear. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by Euroclear and Clearstream and their account holders. Certificated Euro Exchange Notes in respect of beneficial interests in the global security will not be issued except as described under “Description of the Notes.”

You should carefully consider the risk factors beginning on page 8 of this prospectus before deciding whether to participate in the Exchange Offer.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2017.

This prospectus may only be used where it is legal to make the Exchange Offer and by a broker-dealer for resales of Exchange Notes acquired in the Exchange Offer where it is legal to do so.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124, Telephone: (216) 896-3000. In order to receive timely delivery of any requested documents in advance of the Expiration Date, you should make your request no later than             , 2017, which is five full business days before you must make a decision regarding the Exchange Offer.

In making a decision regarding the Exchange Offer, you should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

None of Parker-Hannifin Corporation, the exchange agent or any affiliate of any of them makes any recommendation as to whether or not holders of Original Notes should exchange their Original Notes for Exchange Notes in the Exchange Offer.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, except as otherwise indicated, references to “Parker,” “we,” “our,” “us” and the “Company” refer to Parker-Hannifin Corporation and its subsidiaries. Unless otherwise indicated or required by the context, the term “CLARCOR” refers to CLARCOR, Inc. and its subsidiaries.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements contained in this prospectus, any supplement hereto and the documents incorporated herein or therein by reference are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Parker cautions readers not to place undue reliance on these statements.

It is possible that the future performance and earnings projections of Parker, including projections of any individual segments, may differ materially from current expectations, depending on economic conditions within each company’s key markets, and each company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance of Parker are, as applicable:

•	changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments;

•	disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs, and changes in product mix;

•	ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of CLARCOR; ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures;

•	the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities;

•	ability to implement successfully the capital allocation initiatives, including timing, price and execution of share repurchases;

•	availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing;

•	ability to manage costs related to insurance and employee retirement and health care benefits;

•	compliance costs associated with environmental laws and regulations;

•	potential labor disruptions;

•	threats associated with and efforts to combat terrorism and cyber-security risks;

•	uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals;

•	competitive market conditions and resulting effects on sales and pricing; and

•	global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability.

A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements has been included in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed on August 25, 2017. We

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make these statements as of the date of this disclosure, and undertake no obligation to update them unless otherwise required by law. These factors and the other risk factors described in this prospectus, including the documents incorporated by reference into this prospectus, are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to or effects on Parker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. We file annual, quarterly and current reports and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information Parker has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Parker at our website at www.phstock.com. We do not intend for information contained on our website to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in the prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2017; and

•	our Current Report on Form 8-K filed on February 28, 2017, as amended May 15, 2017.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities terminates. We will not, however, incorporate by reference in this prospectus any documents or portions of any documents that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports or herein.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning Parker at the following address:

Parker-Hannifin Corporation

6035 Parkland Boulevard

Cleveland, Ohio 44124

(216) 896-3000

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PROSPECTUS SUMMARY

This summary highlights certain information contained in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this Exchange Offer, we encourage you to read this entire prospectus, including the information set forth under “Risk Factors”, the consolidated financial statements and related notes incorporated by referenced into this prospectus and other documents incorporated by reference into this prospectus.

Our Company

General

We are a leading worldwide diversified manufacturer of motion and control technologies and systems, providing precision engineered solutions for a wide variety of mobile, industrial and aerospace markets. We have two reporting segments: Diversified Industrial and Aerospace Systems. During fiscal 2017, our technologies and systems were used in the products of these two reporting segments. For fiscal 2017, total net sales were $12.0 billion. Diversified Industrial Segment products accounted for 81% and Aerospace Systems Segment products accounted for 19% of those net sales.

Markets

Our manufacturing, service, sales, distribution and administrative facilities are located in 41 states within the United States and in 49 other countries. Our products are sold as original and replacement equipment through sales and distribution centers worldwide. We market our products through direct-sales employees, independent distributors and sales representatives. Our products are supplied to approximately 437,000 customers in virtually every significant manufacturing, transportation and processing industry.

Business Strategy

In the Diversified Industrial Segment, we compete on the basis of product quality and innovation, customer service, manufacturing and distribution capability, and price competitiveness. We believe that we are one of the market leaders in most of the major markets for its most significant Diversified Industrial Segment products. We have comprehensive motion and control packages for the broadest systems capabilities.

In the Aerospace Systems Segment, we have developed alliances with key customers based on our advanced technological and engineering capabilities, superior performance in quality, delivery, and service, and price competitiveness, which has enabled us to obtain significant original equipment business on new aircraft programs for our systems and components and to thereby obtain the follow-on repair and replacement business for these programs. Further, the Aerospace Systems Segment is able to utilize low-cost manufacturing techniques for similar products in the Diversified Industrial Segment to achieve a lower cost producer status.

We continually research the feasibility of new products and services through our development laboratories and testing facilities in many of our worldwide manufacturing locations. Our research and product development staff includes chemists, physicists, and mechanical, chemical and electrical engineers.

Total research and development costs relating to the development of new products and services and the improvement of existing products and services amounted to $336.7 million in fiscal 2017, $359.8 million in fiscal 2016 and $403.1 million in fiscal 2015. These amounts include costs incurred by us related to independent research and development initiatives as well as costs incurred in connection with research and development contracts. Costs incurred in connection with research and development contracts and included in the total research and development costs reported above for fiscal 2017, 2016 and 2015 were $65.3 million, $58.0 million and $57.8 million, respectively.

Corporate Information

Parker-Hannifin Corporation is an Ohio corporation. Our principal executive offices are located at 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, telephone (216) 896-3000. Our website address is www.phstock.com. The information on our website, other than the documents specifically incorporated by reference into this prospectus, is not a part of or incorporated by reference into this prospectus.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $700,000,000 aggregate principal amount of newly issued and registered 3.250% Senior Notes due 2027, $600,000,000 aggregate principal amount of newly issued and registered 4.100% Senior Notes due 2047 and €700,000,000 aggregate principal amount of newly issued and registered 1.125% Senior Notes due 2025 for an equal principal amount of our outstanding $700,000,000 aggregate principal amount of 3.250% Senior Notes due 2027, $600,000,000 aggregate principal amount of 4.100% Senior Notes due 2047 and €700,000,000 aggregate principal amount of 1.125% Senior Notes due 2025. The terms of each series of Exchange Notes are identical to those of the corresponding series of Original Notes in all material respects, except that the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. Each series of Exchange Notes will be of the same class as the corresponding series of outstanding Original Notes. Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Purpose of Exchange Offer	The Exchange Notes are being offered to satisfy our obligations under the registration rights agreements entered into at the time we issued and sold the Original Notes. Subject to limited exceptions, after the Exchange Offer is complete, you will not have any further rights under the registration rights agreements, including any right to require us to register any of the Original Notes that you do not exchange or to pay you the additional interest we agreed to pay to holders of Original Notes if we failed to timely complete the Exchange Offer.

Expiration Date; Withdrawal of Tenders; Return of Original Notes Not Accepted for Exchange	The Exchange Offer will expire at 9:00 a.m., New York City time, on , 2017, or on a later date and time to which we extend it. We refer to such time and date as the Expiration Date. Tenders of Original Notes in the Exchange Offer may be withdrawn at any time prior to the Expiration Date. We will exchange the Exchange Notes for validly tendered Original Notes promptly following the Expiration Date. We refer to such date of exchange as the Exchange Date. Any Original Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offer.
Procedures for Tendering Original Notes	The procedures for tendering Original Notes are as described below under “The Exchange Offers—Procedures for Tendering—Original Notes Held with DTC” and “The Exchange Offers—Procedures for Tendering—Original Notes Held with Euroclear or Clearstream.”
Consequences of Failure to Exchange the Original Notes	You will continue to hold Original Notes, which will remain subject to their existing transfer restrictions, if you do not validly tender your

Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Original Notes after we consummate the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of Failure To Exchange.”

Conditions to the Exchange Offer	The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. The Exchange Offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Exchange Agent	Wells Fargo Bank, N.A., in respect of the Original U.S. Notes, and Elavon Financial Services DAC, acting through its UK Branch, in respect of the Original Euro Notes.

United States Federal Income Tax Considerations	Your exchange of an Original Note for an Exchange Note of the corresponding series will not constitute a taxable exchange and will not result in taxable income, gain or loss being recognized by you for U.S. federal income tax purposes. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors	You should consider carefully the risk factors beginning on page 8 of this prospectus before deciding whether to participate in the Exchange Offer.

The Exchange Notes

The following is a brief summary of the principal terms of the Exchange Notes. The terms of the Exchange Notes are identical in all material respects to those of the corresponding Original Notes except that the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the Exchange Notes, see “Description of the Notes.”

Issuer	Parker-Hannifin Corporation.

Securities Offered	$700,000,000 aggregate principal amount of 3.250% Senior Notes due 2027, which we refer to as the 2027 Exchange Notes, $600,000,000 aggregate principal amount of 4.100% Senior Notes due 2047, which we refer to as the 2047 Exchange Notes, and €700,000,000 aggregate principal amount of 1.125% Senior Notes due 2025, which we refer to as the Euro Exchange Notes. We refer to the Original 2027 Notes, together with the 2027 Exchange Notes, as the 2027 Notes. We refer to the Original 2047 Notes, together with the 2047 Exchange Notes, as the 2047 Notes. We refer to the Original Euro Notes, together with the Euro Exchange Notes, as the Euro Notes.

Maturity Date	The 2027 Exchange Notes will mature on March 1, 2027, the 2047 Exchange Notes will mature on March 1, 2047 and the Euro Exchange Notes will mature on March 1, 2025.

Interest Payment Dates	The U.S. Exchange Notes will pay interest on March 1 and September 1 of each year, beginning on March 1, 2018. The Euro Exchange Notes will pay interest on March 1 of each year, beginning on March 1, 2018.

Interest Rates	The 2027 Exchange Notes will bear interest at 3.250% per year, the 2047 Exchange Notes will bear interest at 4.100% per year and the Euro Exchange Notes will bear interest at 1.125%.

Ranking	The Exchange Notes will be our general unsecured senior obligations. The Exchange Notes will rank equally in right of payment to all of our existing and future senior unsecured debt, and senior in right of payment to all of our existing and future subordinated debt. The Exchange Notes will be effectively subordinated to any of our existing and future secured debt to the extent of the value of the assets securing such debt.

Optional Redemption	We may redeem the Notes of any series or all series, in whole or in part, at any time and from time to time at the applicable redemption prices described in this prospectus under the caption “Description of the Notes—Optional Redemption.”

Change of Control	If we experience certain kinds of changes of control, we will be required to offer to purchase the Notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see “Description of the Notes—Change of Control.”

Redemption of Euro Notes	The Euro Notes are subject to redemption in whole at their principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date at the option of the Company at any time in the event of certain changes affecting taxation in the United States.

Form and Denomination	The U.S. Exchange Notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Euro Exchange Notes will be issued in fully registered form in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

No Listing of the U.S. Exchange Notes	We do not intend to apply for a listing of the U.S. Exchange Notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the U.S. Exchange Notes.

Listing and Trading of the Euro Exchange Notes	Application is expected to be made to the Irish Stock Exchange for the Euro Exchange Notes to be admitted to the Official List and trading on the Global Exchange Market.

Governing Law	The Exchange Notes will be and the Indenture is governed by the laws of the State of New York.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See “Use of Proceeds.”

Trustee	Wells Fargo Bank, N.A.

Euro Exchange Notes Registrar	Elavon Financial Services DAC.

Euro Exchange Notes Paying Agent and Transfer Agent	Elavon Financial Services DAC, acting through its UK Branch under the trade name U.S. Bank Global Corporate Trust Services.

Summary Historical Consolidated Financial and Other Data

We derived the following summary historical consolidated financial and other data as of and for each of the years ended June 30, 2017, 2016 and 2015 from our audited consolidated financial statements and related notes. The summary historical consolidated financial and other data presented herein and the financial statements of Parker and CLARCOR incorporated by reference in this prospectus do not necessarily reflect what our consolidated statements of income, cash flows or balance sheets would have been on a pro forma basis for the periods presented after giving effect to our acquisition of CLARCOR. The summary historical consolidated financial and other data presented below does not contain all of the information you should consider before deciding whether or not to exchange the Notes, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and our consolidated financial statements, and notes thereto, incorporated by reference in this prospectus.

	Year Ended June 30,
	2017	2016	2015
	(Amounts in thousands, except per share information)
Net sales	$12,029,312	$11,360,753	$12,711,744
Net income attributable to common shareholders	983,412	806,840	1,012,140
Basic earnings per share	7.37	5.96	7.08
Diluted earnings per share	7.25	5.89	6.97
Cash dividends per share	2.58	2.52	2.37
Capital Expenditures	203,748	149,407	215,527
Total assets (1)	15,489,904	12,034,142	12,254,279
Long–term debt (1)	4,861,895	2,652,457	2,698,957

(1)	Amounts revised to present debt issuance costs related to a recognized debt liability as a direct reduction from the carrying amount of that debt liability in accordance with Accounting Standards Update 2015-03. Refer to Note 1 to the Consolidated Financial Statements included in Part I, Financial Statements of Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for further information, which is incorporated herein by reference.

RISK FACTORS

The terms of the Exchange Notes are identical in all material respects to those of the corresponding series of Original Notes, except that the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. Before making a decision regarding the Exchange Offer, you should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus, including the information in Part I, Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K, before making an investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to the Exchange Offer

If you fail to exchange your Original Notes, they will continue to be restricted securities and will likely become less liquid.

Original Notes that you do not tender, or we do not accept, will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue Exchange Notes in exchange for Original Notes of the corresponding series pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Conditions to the Exchange Offer.” These procedures and conditions include timely receipt by the exchange agent of a confirmation of book-entry transfer of the Original Notes being tendered and an agent’s message from the Depository Trust Company, which we refer to as DTC, and/or an electronic consent message from Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as Euroclear.

Because we anticipate that all or substantially all holders of Original Notes will elect to exchange their Original Notes in the Exchange Offer, we expect that the market for any Original Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Original Notes of the applicable series outstanding. If you do not tender your Original Notes following the Exchange Offer, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes of each series is likely to be adversely affected.

You must follow the appropriate procedures to tender your Original Notes or they will not be exchanged.

The Exchange Notes will be issued in exchange for the Original Notes only after timely receipt by the exchange agent of the Original Notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your Original Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of Original Notes for exchange. Original Notes that are not tendered or are tendered but not accepted will, following the Exchange Offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the Original Notes in the Exchange Offer to participate in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

The Exchange Offer may not be consummated.

The Exchange Offer is subject to customary conditions set forth in “The Exchange Offer—Conditions to the Exchange Offer” later in this prospectus. These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer. In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indenture, under which the Original Notes were issued under the Trust Indenture Act of 1939, which we refer to as the Trust Indenture Act.

Risks Related to the Exchange Notes

The Exchange Notes are effectively subordinated to any secured debt and any liabilities of our subsidiaries.

The Exchange Notes will rank senior in right of payment to existing and future indebtedness that is expressly subordinated in right of payment to the Exchange Notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; junior in right of payment to any future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the Exchange Notes will be available to pay obligations on the Exchange Notes only after any secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes then outstanding. The Indenture governing the Exchange Notes does not prohibit us from incurring additional unsecured indebtedness, nor does it prohibit any of our subsidiaries from incurring additional liabilities. The terms of the Indenture limit our ability to incur additional secured debt without also securing the Exchange Notes, to enter into sale and leaseback transactions and to transfer certain of our assets to unrestricted subsidiaries. However, these limitations are subject to numerous exceptions. See “Description of the Notes—Certain Covenants.”

As of June 30, 2017, we had $5.9 billion of outstanding indebtedness on a consolidated basis, none of which was indebtedness of our subsidiaries.

The Exchange Notes are our obligations only, and a substantial portion of our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries.

The Exchange Notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the Exchange Notes, depends partially on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the Exchange Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the Exchange Notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Exchange Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The Exchange Notes do not restrict our ability to incur additional unsecured debt or prohibit us from taking other action that could negatively impact holders of the Exchange Notes.

We are not restricted under the terms of Exchange Notes or the Indenture governing the Exchange Notes from incurring additional unsecured indebtedness. The terms of the Indenture limit our ability to incur additional secured debt without also securing the Exchange Notes, to enter into sale and leaseback transactions and to transfer certain of our assets to unrestricted subsidiaries. However, these limitations are subject to numerous exceptions. See “Description of the Notes—Certain Covenants.” In addition, the Exchange Notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the Indenture or the Exchange Notes, including repurchasing subordinated indebtedness or common stock or to transfer assets, could have the effect of diminishing our ability to make payments on the Exchange Notes when due, causing a loss of some or all of the trading value of your Exchange Notes, and increasing the risk that the credit rating of the Exchange Notes is lowered or withdrawn.

We may not have sufficient cash to repurchase the Exchange Notes upon the occurrence of a change of control triggering event.

As described under “Description of the Notes—Change of Control Offer,” we will generally be required to offer to repurchase all of the Exchange Notes if we experience certain kinds of changes of control. We may not, however, have sufficient cash at that time or have the ability to arrange necessary financing on acceptable terms to repurchase the Exchange Notes under such circumstances. If we are unable to repurchase the Exchange Notes as required upon the occurrence of a change of control triggering event, it would result in an event of default under the Indenture. A default under the Indenture could also lead to a default and/or acceleration under the agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Exchange Notes.

Ratings of the Exchange Notes may not reflect all risks of an investment in the Exchange Notes.

The Exchange Notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the Exchange Notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the Exchange Notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the Exchange Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading values of, your Exchange Notes.

An increase in market interest rates could result in a decrease in the value of the Exchange Notes.

In general, as market interest rates rise, Exchange Notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase Exchange Notes and market interest rates increase, the market values of your Exchange Notes may decline. We cannot predict the future level of market interest rates.

We cannot be sure that a market for the Exchange Notes will develop or continue.

We cannot assure you as to:

•	the liquidity of any trading market for any series of the Exchange Notes;

•	your ability to sell your Exchange Notes; or

•	the price at which you may be able to sell your Exchange Notes.

The Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of any trading market in the Exchange Notes and the market prices quoted for the Exchange Notes may be adversely affected by changes in the overall market for investment-grade securities.

The market made and any such market-making by certain of the initial purchasers of the Original Notes may be discontinued at any time at the sole discretion of the initial purchasers. As a result, you cannot be sure that an active trading market will develop or be sustained for the Exchange Notes. The lack of any such trading market may adversely affect the trading prices of the Exchange Notes.

The trading price of the Exchange Notes may be volatile.

If an active trading market does develop for the Exchange Notes, the trading price of the Exchange Notes could be subject to significant fluctuations in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade debt securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities.

Redemption may adversely affect your return on the Exchange Notes.

We have the right to redeem some or all of the Exchange Notes prior to maturity. We may redeem the Exchange Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the Exchange Notes.

Holders of Exchange Notes may not be able to determine when a change of control giving rise to their right to have Exchange Notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A “Change of Control Triggering Event” may require us to make an offer to repurchase all outstanding Exchange Notes. The definition of “Change of Control” includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Exchange Notes to require us to repurchase its Exchange Notes as a result of a sale of less than all of our assets to another individual, group or entity may be uncertain.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of the corresponding series of Original Notes. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the last five fiscal years ended June 30, 2017.

	Year Ended June 30,
	2017	2016	2015	2014	2013
Consolidated ratio of earnings to fixed charges	7.59x	7.39x	9.99x	13.23x	10.64x

The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings consist of (i) income from continuing operations before income taxes and non-controlling interests, (ii) fixed charges (excluding capitalized interest), (iii) loss (income) of equity investees and (iv) amortization of capitalized interest; and

•	fixed charges consist of (i) interest on indebtedness, whether expensed or capitalized, (ii) amortized expenses related to indebtedness and (iii) that portion of rental expense Parker believes is representative of interest.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the Original Notes, we entered into registration rights agreements with certain initial purchasers of the Original Notes. We are making the Exchange Offer to satisfy our obligations under the registration rights agreements.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Exchange Notes for an equal principal amount of Original Notes of each series. The terms of the Exchange Notes are substantially identical in all material respects to those of the corresponding Original Notes, except that the transfer restrictions, registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will be of the same class as the corresponding Original Notes. The Exchange Notes will be entitled to the benefits of the Indenture. See “Description of the Notes.” The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes of any series being tendered or accepted for exchange.

As of the date of this prospectus, $1,300,000,000 aggregate principal amount of Original U.S. Notes, consisting of $700,000,000 aggregate principal amount of 3.250% Senior Notes due 2027 and $600,000,000 aggregate principal amount of 4.100% Senior Notes due 2047, and €700,000,000 aggregate principal amount of Original Euro Notes, are outstanding. Original U.S. Notes tendered in the Exchange Offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and Original Euro Notes must be in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for Exchange Notes pursuant to the Exchange Offer, your Original Notes will continue to be subject to restrictions on transfer.

If any holder of the Original Notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Termination; Amendments

The Exchange Offer will expire on the Expiration Date, which is 9:00 a.m., New York City time, on                     , 2017 unless we, in our sole discretion, extend the period during which the Exchange Offer is open. We reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to Wells Fargo Bank, N.A., the exchange agent, and by public announcement communicated by no later than 5:00 p.m., New York City time, on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the Exchange Offer, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us.

The Exchange Date will promptly follow the Expiration Date. We expressly reserve the right to:

•	extend the Exchange Offer, delay acceptance of Original Notes due to an extension of the Exchange Offer or terminate the Exchange Offer and not permit acceptance of Original Notes not previously accepted if any of the conditions set forth under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offer, which would include any waiver of a material condition hereof, we will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material amendment or change, as applicable. Unless we terminate the Exchange Offer prior to 9:00 a.m., New York City time, on the Expiration Date, we will exchange the Exchange Notes for the tendered Original Notes promptly after the Expiration Date, and will issue to the exchange agent Exchange Notes for Original Notes validly tendered, not withdrawn and accepted for exchange. Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offer. See “—Acceptance of Original Notes and Delivery of Exchange Notes.”

This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed by us to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

Procedures for Tendering

To participate in the Exchange Offer, you must properly tender your Original Notes to the exchange agent as described below. We will only issue the Exchange Notes in exchange for the Original Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. No letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See “Plan of Distribution.”

If you have any questions or need help in exchanging your Original Notes, please contact the exchange agent at the address or telephone numbers set forth below.

Original Notes Held with DTC

The Original U.S. Notes are generally held in book-entry form through the DTC. Pursuant to authority granted by DTC, if you are a DTC participant that has Original U.S. Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Original U.S. Notes as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Original U.S. Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Original U.S. Notes at DTC for purposes of the Exchange Offers.

Tenders of Original U.S. Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 excess thereof. Tenders of some but not all of a holder’s Original U.S. Notes are permitted but will only be accepted if they do not result in a residual holding of less than $2,000 aggregate principal amount of Original U.S. Notes of either series.

Any DTC participant may tender Original U.S. Notes by effecting a book-entry transfer of the Original U.S. Notes to be tendered in the Exchange Offers into the account of the exchange agent at DTC and electronically transmitting its acceptance of the Exchange Offers through DTC’s Automated Tender Offer Program, which we refer to as ATOP, procedures for transfer before the Expiration Date of the Exchange Offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Original U.S. Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the Exchange Offers.

The agent’s message, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the Exchange Offers. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

Original Notes Held with Euroclear or Clearstream

The Original Euro Notes are generally held in book-entry form through Euroclear or Clearstream. Some Original U.S. Notes may be held in book-entry form through Euroclear or Clearstream. A holder of Original Notes with Euroclear or Clearstream wishing to participate in the Exchange Offer should submit, or arrange to have submitted on its behalf, an electronic exchange instruction, which we refer to as an Electronic Consent Instruction, through the relevant clearing system in accordance with the procedures of, and within the time limits specified by, the relevant clearing system for receipt by the exchange agent. By submitting an Electronic Consent Instruction, holders of Original Notes will be deemed to have agreed to the terms of the letter of transmittal.

Only direct participants in Euroclear or Clearstream may submit Electronic Consent Instructions through Euroclear and Clearstream. A holder of Original Euro Notes that is not a direct participant in Euroclear or Clearstream must arrange for the direct participant through which they hold the Original Euro Notes to submit an Electronic Consent Instruction on their behalf to the relevant clearing system prior to the deadline specified by the relevant clearing system. Beneficial owners of Original Euro Notes who are not direct participants in Euroclear or Clearstream must contact their custodian bank, depositary, broker, trust company or other nominee to arrange for the direct participant in Euroclear or Clearstream, as the case may be, through which they hold Original Euro Notes to submit a valid Electronic Consent Instruction to the relevant clearing system prior to the Expiration Date.

Tenders of Original Euro Notes will be accepted only in minimum denominations of €100,000 and integral multiples of €1,000 excess thereof. Tenders of some but not all of a holder’s Original Euro Notes are permitted but will only be accepted if they do not result in a residual holding of less than €100,000 aggregate principal amount of Original Euro Notes.

The “Electronic Consent Instruction” means an instruction to Euroclear or Clearstream, as applicable, that includes:

(i)	irrevocable instructions:

(a) to block any attempt to transfer such participant’s tendered Original Notes on or prior to the settlement date; and

(b) to debit such participant’s account on the settlement date in respect of all of the Original Euro Notes that such participant has tendered, or in respect of such lesser portion of such Original Euro Notes as are accepted pursuant to the Exchange Offers, upon receipt of an instruction from the exchange agent;

subject in each case to the automatic withdrawal of the instructions in the event that the Exchange Offers are terminated prior to the Expiration Date, as notified to Euroclear or Clearstream by the exchange agent;

(ii) authorization to disclose the identity of the direct participant and information about the foregoing instructions; and

(iii) express acknowledgement that such participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that Parker may enforce that agreement against such participant.

Tenders of Original Euro Notes, including Electronic Consent Instructions, must be delivered to and received by the applicable clearing system in accordance with their procedures and the deadlines established by them, which must in any event be at or prior to the Expiration Date. Holders of Original Euro Notes are responsible for informing themselves of those deadlines and for arranging the due and timely delivery of electronic acceptance instructions to the applicable clearing system.

Terms and Conditions Contained in the Letter of Transmittal

The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

The transferring party tendering Original Notes for exchange will be deemed to have exchanged, assigned and transferred the Original Notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged.

The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original Notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor will be required to agree that acceptance of any tendered Original Notes by us and the issuance of Exchange Notes in exchange for tendered Original Notes will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message or Electronic Consent Instruction, a holder, or beneficial holder of the Original Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, thereby certify that:

•	it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the Exchange Notes are being acquired in the ordinary course of business of the person receiving the Exchange Notes, whether or not the person is the registered holder; and

•	the transferor has not entered into, engaged in, does not intend to engage in, and has no arrangement or understanding with any other person to engage in a distribution of the Exchange Notes issued to the transferor.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Withdrawal Rights

Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

For a withdrawal to be effective, a written letter, telegram, telex or facsimile transmission notice of withdrawal must be received by the institution specified in the accompanying letter of transmittal at the address set forth therein not later than 9:00 a.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name of such holder, the principal amount of Original Notes delivered for exchange, a statement that such holder is withdrawing such holder’s election to have such Original Notes exchanged and number of the account at DTC, Euroclear or Clearstream to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described under “—Procedures for Tendering” above at any time on or prior to 9:00 a.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Original Notes and Delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Original Notes when and if we have given written notice to the exchange agent. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

The exchange agent will act as agent for the tendering holders of each series of Original Notes for the purposes of receiving corresponding series of Exchange Notes from us and causing the Original Notes to be assigned, transferred and exchanged. Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream pursuant to the procedures described above will be credited to an account maintained by the holder with DTC, Euroclear or Clearstream for the Original Notes, promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Conditions to the Exchange Offer

Without regard to other terms of the Exchange Offer, we will not be required to exchange any Exchange Notes for any Original Notes and may terminate the Exchange Offer before the acceptance of any Original Notes for exchange and before the expiration of the Exchange Offer, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer;

•	the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer; or

•	any governmental approval or approval by holders of the Original Notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the Exchange Offer.

If, in our reasonable judgment, we determine that any of these conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, or, in the case of Original Notes tendered by book-entry transfer, credit those Original Notes to an account maintained with DTC, Euroclear or Clearstream;

•	extend the Exchange Offer and retain all Original Notes tendered before the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their Original Notes; or

•	waive unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes that have not been withdrawn.

If the waiver constitutes a material change to the Exchange Offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and we will extend the Exchange Offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the Original Notes, if the Exchange Offer would otherwise expire during this period.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the Indenture under the Trust Indenture Act.

Exchange Agents

Wells Fargo Bank, N.A. has been appointed as the exchange agent for the Exchange Offer in respect of the Original U.S. Notes. Elavon Financial Services DAC, acting through its UK Branch, has been appointed as the exchange agent for the Exchange Offer in respect of the Original Euro Notes. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the accompanying letter of transmittal, should be directed to the exchange agent addressed as follows:

By Registered Certified or Regular Mail or Overnight Courier Delivery:

Wells Fargo Bank, N.A., as Exchange Agent

Corporate Trust Operations

MAC N9300-070

600 Fourth Street South, 7th Floor

Minneapolis, Minnesota 55415

By Facsimile Transmission (eligible institutions only):

(612) 667-3282

Attention: Bondholder Communications

For Information or Confirmation by Telephone:

(800) 344-5128, Option 0

Attention: Bondholder Communications

By Registered Certified or Regular Mail or Overnight Courier Delivery:

Elavon Financial Services DAC, UK Branch

Fifth Floor

125 Old Broad Street, London EC2N 1AR

Attention: Agency Services Europe

By Facsimile Transmission (eligible institutions only):

+44 (0)207 365 2577

Attention: Agency Services Europe

For Information or Confirmation by Telephone:

+44 207 330 2000

Attention: Agency Services Europe

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail or by overnight delivery service.

The trustee for the Notes and the exchange agents are not responsible for and make no representation as to the validity, accuracy or adequacy of this prospectus and any of its contents, and are not be responsible for any of our statements or any other person in this prospectus or in any document issued or used in connection with it or the Exchange Offer. The trustee and the exchange agents make no recommendation to any holder of Original Notes whether to tender Original Notes pursuant to the Exchange Offer or to take any other action.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offer in any jurisdiction.

Appraisal Rights

You will not have appraisal or dissenters’ rights in connection with the Exchange Offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Original Notes to us and the issuance of Exchange Notes to you in the Exchange Offer—unless you instruct us to issue or cause to be issued Exchange Notes, or request that Original Notes not tendered or accepted in the Exchange Offer be returned, to a person other than the tendering holder. If transfer taxes are imposed for any such other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

If satisfactory evidence of payment or exemption from those transfer taxes is not submitted with the letter of transmittal, if applicable, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any amounts due to such holder.

Income Tax Considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any U.S. federal, state, local or foreign tax laws to which you may be subject.

The discussion in this prospectus is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, final, temporary, and proposed Treasury regulations, published rulings and other administrative pronouncements as of the date of this prospectus, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

The exchange of an Original Note for an Exchange Note will not constitute a taxable exchange and will not result in taxable income, gain or loss being recognized by you for U.S. federal income tax purposes. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations” for more information.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Upon completion of the Exchange Offer, due to the restrictions on transfer of the Original Notes and the absence of similar restrictions applicable to the Exchange Notes, it is highly likely that the market, if any, for Original Notes will be relatively less liquid than the market for Exchange Notes. Consequently, holders of Original Notes who do not participate in the Exchange Offer could experience significant diminution in the value of their Original Notes compared to the value of the Exchange Notes.

DESCRIPTION OF THE NOTES

The terms of the Original Notes and the Exchange Notes include those stated in the Indenture (as defined below), the applicable Officers’ Certificate and the form of notes, as well as those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act. Each series of Exchange Notes, when issued, will be part of the same series of corresponding Original Notes under the Indenture. References to the “Notes” include the Original Notes and the Exchange Notes. The Original Notes constitute, and the Exchange Notes will constitute, senior debt securities issued under the Indenture. The Exchange Notes offered hereby and any Original Notes not tendered pursuant to the terms hereof will be treated as a single class under the Indenture, including for purposes of determining whether the required percentage of holders have given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders.

The following description is a summary of the material terms and provisions of the Notes and does not include all of the information included in the Indenture, the applicable Officers’ Certificate or the form of notes and may not include all of the information that you would consider important. This summary is qualified by reference to the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act. The definitions of most of the capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this section, references to “Parker,” the “Company,” “we,” “us” and “our” are to Parker-Hannifin Corporation and not to any of our subsidiaries.

General

Parker-Hannifin Corporation, an Ohio corporation, will issue the Exchange Notes as follows:

•	$700,000,000 aggregate principal amount of 3.250% notes due March 1, 2027;

•	$600,000,000 aggregate principal amount of 4.100% notes due March 1, 2047; and

•	€700,000,000 aggregate principal amount of 1.125% notes due March 1, 2025.

The Exchange Notes will be issued pursuant to our Indenture dated as of May 3, 1996 between the Company and Wells Fargo Bank, N.A. (as successor to National City Bank), as trustee (the “trustee”), as supplemented by an Officers’ Certificate of the Company related to each series of Exchange Notes (as so supplemented, the “Indenture”), each to be dated the issue date of the corresponding Exchange Notes.

The Euro Exchange Notes will be subject to an agency agreement (the “Agency Agreement”) between the Company, Elavon Financial Services DAC, with its registered office at 2nd Floor, Block E, Cherrywood Science & Technology Park, Loughlinstown, Co. Dublin, Ireland, acting through its UK branch from its offices at 125 Old Broad Street, Fifth Floor, London EC2N 1AR, United Kingdom, under the trade name U.S. Bank Global Corporate Trust Services as paying agent (the “Paying Agent,” which expression shall include any successor paying agent appointed in accordance with the Agency Agreement) and as transfer agent (the “Transfer Agent” which expression shall include any successor transfer agent appointed in accordance with the Agency Agreement), Elavon Financial Services DAC, with its registered office at 2nd Floor, Block E, Cherrywood Science & Technology Park, Loughlinstown, Co. Dublin, Ireland as registrar (the “Registrar,” which expression shall include any successor registrar appointed under the Agency Agreement) and the trustee.

We may from time to time, without the consent of the holders of a series of Exchange Notes, issue additional senior debt securities of such series, having the same ranking and the same interest rate, maturity and other terms as such series of Exchange Notes offered hereby except for the Issue Price (as defined herein) and issue date and, in some cases, the first Interest Payment Date (as defined herein) and the initial interest accrual date. Any such additional senior debt securities of such series will, together with the then outstanding Notes of such series, constitute a single class of notes under the Indenture, and as such will vote together on matters under the Indenture.

The Exchange Notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding.

The Exchange Notes will be subject to satisfaction and discharge provisions as provided under “—Satisfaction and Discharge of the Indenture” and legal defeasance and covenant defeasance as provided under “—Legal Defeasance and Covenant Defeasance” herein.

The U.S. Exchange Notes will be issued in a form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. The Euro Exchange Notes will be issued in a form of one or more fully registered global securities, without coupons, in denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof.

The Exchange Notes will not benefit from any sinking fund.

Principal, Interest and Maturity

The 2027 Exchange Notes offered hereby will be issued in an aggregate principal amount of up to $700,000,000. The 2027 Exchange Notes will bear interest at 3.250% per year and will mature on March 1, 2027. Interest on the 2027 Exchange Notes will accrue from February 24, 2017, or the most recent interest payment date. Interest on the 2027 Exchange Notes will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2018, to the persons in whose names the 2027 Exchange Notes are registered at the close of business on the preceding February 15 or August 15 (whether or not a Business Day (as defined below)), as the case may be.

The 2047 Exchange Notes offered hereby will be issued in an aggregate principal amount of up to $600,000,000. The 2047 Exchange Notes will bear interest at 4.100% per year and will mature on March 1, 2047. Interest on the 2047 Exchange Notes will accrue from February 24, 2017, or the most recent interest payment date. Interest on the 2047 Exchange Notes will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2018, to the persons in whose names the 2047 Exchange Notes are registered at the close of business on the preceding February 15 or August 15 (whether or not a Business Day), as the case may be.

The Euro Exchange Notes offered hereby will be issued in an aggregate principal amount of up to €700,000,000. The Euro Exchange Notes will bear interest at 1.125% per year and will mature on March 1, 2025. Interest on the Euro Exchange Notes will accrue from February 24, 2017, or the most recent interest payment date. Interest on the Euro Exchange Notes will be payable annually in arrears on March 1 of each year, commencing March 1, 2018, to the persons in whose names the Euro Exchange Notes are registered at the close of business on the preceding February 15 (whether or not a Business Day), as the case may be.

Interest on the U.S. Exchange Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the Euro Exchange Notes will be computed on the basis of the payment convention ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

We will pay the principal of and interest on the Exchange Notes to the registered holder of the U.S. Exchange Notes in U.S. dollars and the Euro Exchange Notes in euros, provided euros are available to Parker, and in U.S. dollars if euros are not available to Parker at an exchange rate based on the most recently available Market Exchange Rate for euro.

Payment for the U.S. Exchange Notes will be made upon presentation of the U.S. Exchange Notes at the office or agency we maintain for this purpose; provided, however, that payment of interest may be made at our option by check mailed to the registered holder on the Record Date (as defined herein) at such address as shall appear in the security register or by wire transfer of immediately available funds to an account specified in writing by such holder to us and the trustee prior to the relevant Record Date. Notwithstanding anything to the contrary in this prospectus, so long as the U.S. Exchange Notes are in book-entry form, we will make payments of principal and interest through the trustee to the Depositary (as defined below) or its nominee, as the case may be, as the registered holder of the U.S. Exchange Notes.

Payment for the Euro Exchange Notes will be made in euro upon presentation of the Euro Exchange Notes at the office of the Paying Agent, currently at 125 Old Broad Street, Fifth Floor, London EC2N 1AR, United Kingdom provided, however, that payment of interest may be made at our option by check mailed to the registered holder on the Record Date (as defined herein) at such address as shall appear in the security register or by wire transfer of immediately available funds to an account specified in writing by such holder to us, the Paying Agent and the trustee prior to the relevant Record Date; provided, however, that if euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Euro Exchange Notes will be made in U.S. dollars until euro is again available to us or so used. The amount payable on any date in euro will be converted to U.S. dollars on the basis of the then most recently available Market Exchange Rate for euro. Any payment in respect of the Euro Exchange Notes so made in U.S. dollars will not constitute an event of default under the indenture. Neither the trustee nor the Paying Agent will be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations Notwithstanding anything to the contrary in this prospectus, so long as the Euro Exchange Notes are in book-entry form, we will make payments of principal and interest to the common depositary whose nominee is the registered holder of the global securities.

Interest payable on any Interest Payment Date for the U.S. Exchange Notes or the maturity date for a series of U.S. Exchange Notes will be the amount of interest accrued from, and including, the next preceding Interest Payment Date for that series of U.S. Exchange Notes in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the U.S. Exchange Notes of that series) to, but excluding, such Interest Payment Date or maturity date, as the case may be. If any Interest Payment Date falls on a day that is not a Business Day, the interest payment will be made on the next succeeding Business Day, and we will not be liable for any additional interest as a result of the delay in payment.

Interest payable on any Interest Payment Date for the Euro Exchange Notes, any redemption date for the Euro Exchange Notes or the maturity date for the Euro Exchange Notes, as the case may be, will be the amount of interest accrued from, and including, the next preceding Interest Payment Date for the Euro Exchange Notes in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the Euro Exchange Notes) to, but excluding, such Interest Payment Date, redemption date or maturity date, as the case may be, divided by the actual number of days in the period from, and including, the preceding Interest Payment Date (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, the next Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any Interest Payment Date, redemption date or maturity date falls on a day that is not a Business Day, the payment otherwise required to be made on such date will be made on the next succeeding Business Day, and we will not be liable for any additional interest as a result of the delay in payment.

If a maturity date falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

Optional Redemption

For the purposes of the optional redemption provisions of the Notes, the following additional terms will be applicable:

“Quotation Agent” means the Reference Dealer (as defined below) selected by the Company.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German Bundesanleihe security whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German Bundesanleihe security as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Bundesanleihe securities selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Redemption Date” means any date on which all or any part of the Notes of the applicable series are to be redeemed.

“Reference Dealer” means (a) each of Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company will substitute another Primary Treasury Dealer and (b) any other Primary Treasury Dealer selected by the Company.

2027 Notes

Prior to December 1, 2026, we may redeem the 2027 Notes, at our option, at any time in whole or from time to time in part at a redemption price equal to the greater of:

(a) 100% of the principal amount of the 2027 Notes being redeemed, or

(b) as calculated by the Quotation Agent, the sum of the present values of the remaining scheduled payments for principal and interest on the 2027 Notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360 day year consisting of twelve 30-day months) using a discount rate equal to the sum of the Reference Dealer Rate (as defined below), plus 15 basis points, plus accrued and unpaid interest on the notes to be redeemed to, but not including, the Redemption Date.

On or after December 1, 2026, we may redeem the 2027 Notes, at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2027 Notes being redeemed, plus accrued and unpaid interest on the 2027 Notes to be redeemed to, but not including, the Redemption Date.

If we have given notice as provided in the Indenture and made funds available for the redemption of any 2027 Notes called for redemption on the Redemption Date referred to in that notice, those 2027 Notes will cease to bear interest on that Redemption Date. Any interest accrued to the Redemption Date will be paid as specified in such notice. We will give written notice of any redemption of any 2027 Notes to holders of the 2027 Notes to be redeemed at their addresses, as shown in the security register for the 2027 Notes, at least 30 days and not more than 60 days prior to the Redemption Date. The notice of redemption will specify, among other items, the date fixed for redemption, the redemption price and the aggregate principal amount of the 2027 Notes to be redeemed.

If we choose to redeem less than all of the 2027 Notes, and if the 2027 Notes are held by the Depositary, the applicable operational procedures of the Depositary for the selection of 2027 Notes for redemption will apply. If the 2027 Notes are not held by the Depositary, the particular 2027 Notes to be redeemed shall be selected by the trustee not more than 60 days prior to the Redemption Date. The trustee will, in its sole discretion, then select the method and the manner, as it shall deem appropriate and fair to be used for purposes of redeeming the 2027 Notes in part.

“Reference Dealer Rate” means, with respect to any Redemption Date for the 2027 Notes, the arithmetic average of the quotations quoted in writing to the Company by each Reference Dealer of the average midmarket annual yield to maturity of the 2.250% Treasury Notes due February 15, 2027, or, if such security is no longer outstanding, a similar security in the reasonable judgment of each Reference Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

2047 Notes

Prior to September 1, 2046, we may redeem the 2047 Notes, at our option, at any time in whole or from time to time in part at a redemption price equal to the greater of:

(a) 100% of the principal amount of the 2047 Notes being redeemed, or

(b) as calculated by the Quotation Agent, the sum of the present values of the remaining scheduled payments for principal and interest on the 2047 Notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360 day year consisting of twelve 30-day months) using a discount rate equal to the sum of the Reference Dealer Rate (as defined below), plus 20 basis points, plus accrued and unpaid interest on the notes to be redeemed to, but not including, the Redemption Date.

On or after September 1, 2046, we may redeem the 2047 Notes, at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2047 Notes being redeemed, plus accrued and unpaid interest on the 2047 Notes to be redeemed to, but not including, the Redemption Date.

If we have given notice as provided in the Indenture and made funds available for the redemption of any 2047 Notes called for redemption on the Redemption Date referred to in that notice, those 2047 Notes will cease to bear interest on that Redemption Date. Any interest accrued to the Redemption Date will be paid as specified in such notice. We will give written notice of any redemption of any 2047 Notes to holders of the 2047 Notes to be redeemed at their addresses, as shown in the security register for the 2047 Notes, at least 30 days and not more than 60 days prior to the Redemption Date. The notice of redemption will specify, among other items, the date fixed for redemption, the redemption price and the aggregate principal amount of the 2047 Notes to be redeemed.

If we choose to redeem less than all of the 2047 Notes, and if the 2047 Notes are held by the Depositary, the applicable operational procedures of the Depositary for the selection of 2047 Notes for redemption will apply. If the 2047 Notes are not held by the Depositary, the particular 2047 Notes to be redeemed shall be selected by the trustee not more than 60 days prior to the Redemption Date. The trustee will, in its sole discretion, then select the method and the manner, as it shall deem appropriate and fair to be used for purposes of redeeming the 2047 Notes in part.

“Reference Dealer Rate” means, with respect to any Redemption Date for the 2047 Notes, the arithmetic average of the quotations quoted in writing to the Company by each Reference Dealer of the average midmarket annual yield to maturity of the 2.875% Treasury Notes due November 15, 2046, or, if such security is no longer outstanding, a similar security in the reasonable judgment of each Reference Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Euro Notes

Prior to December 1, 2024, we may redeem the Euro Notes, at our option, at any time in whole or from time to time in part at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Euro Notes being redeemed, or

(b) the sum of the present values of the remaining scheduled payments for principal and interest on the Euro Notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on an annual basis (assuming a 360 day year consisting of twelve 30-day months) using a discount rate equal to the sum of the Comparable Government Bond Rate, plus 20 basis points, plus accrued and unpaid interest on the Euro Notes to be redeemed to, but not including, the Redemption Date.

On or after December 1, 2024, we may redeem the Euro Notes, at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Euro Notes being redeemed, plus accrued and unpaid interest on the Euro Notes to be redeemed to, but not including, the Redemption Date.

If we have given notice as provided in the Indenture and made funds available for the redemption of any Euro Notes called for redemption on the Redemption Date referred to in that notice, those Euro Notes will cease to bear interest on that Redemption Date. Any interest accrued to the Redemption Date will be paid as specified in such notice. We will give written notice of any redemption of any Euro Notes to holders of the Euro Notes to be redeemed at their addresses, as shown in the security register for the Euro Notes, at least 30 days and not more than 60 days prior to the Redemption Date. The notice of redemption will specify, among other items, the date fixed for redemption, the redemption price and the aggregate principal amount of the Euro Notes to be redeemed.

If we choose to redeem less than all of the Euro Notes, the particular Euro Notes to be redeemed shall be selected by the Paying Agent not more than 60 days prior to the Redemption Date. The Paying Agent will, in its sole discretion, then select the method and the manner, as it shall deem appropriate and fair to be used for purposes of redeeming the Euro Notes in part; provided that if the Euro Notes are represented by one or more global securities, beneficial interests in the Euro Notes will be selected for redemption by Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as Euroclear, in accordance with their respective standard procedures therefor or if Euroclear and/or Clearstream prescribes no method of selection, on a pro rata basis or by use of a pool factor; provided, however, that no Euro Notes of a principal amount of €100,000 or less shall be redeemed in part.

The Euro Notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the Euro Notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but not including, the date fixed for redemption. See “Redemption for Tax Reasons for the Euro Notes.”

Payment of Additional Amounts for the Euro Exchange Notes

All payments of principal and interest in respect of the Euro Exchange Notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future tax, assessment or other governmental charge required to be deducted or withheld by the United States or a taxing authority in the United States, unless such withholding or deduction is required by law.

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Euro Exchange Notes such additional amounts as are necessary in order that the net payment by us or the Paying Agent of the principal of and interest on the Euro Exchange Notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the Euro Exchange Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that would not have been imposed but for the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a.	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

b.	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Euro Exchange Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

c.	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

d.	being or having been a “10-percent shareholder” of Parker as defined in section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, or any successor provision; or

e.	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	to any holder that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Euro Exchange Notes, if (a) compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge and (b) such holder or other person is legally able to comply with such requirements;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or the Paying Agent from the payment;

(5)	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)	to any tax, assessment or other governmental charge required to be withheld by the Paying Agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(8)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such additional amounts on presenting such note on any date during such 30-day period;

(9)	to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such sections that is substantially comparable) and related Treasury regulations and pronouncements (the Foreign Account Tax Compliance Act); or

(10)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

As used under this heading “Payment of Additional Amounts” and under the heading “Redemption for Tax Reasons for the Euro Notes,” the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any reference in the terms of the Euro Exchange Notes to any amounts in respect of the Euro Exchange Notes shall be deemed also to refer to any additional amounts which may be payable under this provision.

Redemption for Tax Reasons for the Euro Notes

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the issuance of the Euro Notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “Payment of Additional Amounts for the Euro Exchange Notes” with respect to the Euro Notes, then we may at any time at our option redeem, in whole, but not in part, the Euro Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Euro Notes to, but not including, the date fixed for redemption; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such additional amounts if a payment on the Euro Notes were then due.

Repurchase Upon a Change of Control

If a Change of Control Triggering Event (as defined below) occurs with respect to the Notes of a series, unless we have exercised our option to redeem the Notes of that series as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of Notes of that series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof for Notes denominated in U.S. dollars and equal to €100,000 or an integral multiple of €1,000 in excess thereof for Notes denominated in euros) of that holder’s Notes of that series on the terms set forth in those Notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes of the series repurchased, plus accrued and unpaid interest, if any, on the Notes of the series repurchased to the date of repurchase (a “Change of Control Payment”).

Within 30 days following any such Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed, or, with respect to Notes held in global form, to the extent permitted or required by applicable procedures or regulations of The Depository Trust Company, Euroclear and Clearstream, as applicable, sent electronically to holders of the Notes of the applicable series, with a copy to the trustee under the Indenture and the Paying Agent that such Notes were issued under, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase Notes of such series on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (a “Change of Control Payment Date”). The notice will, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	Accept for payment all Notes of the applicable series or portions of Notes of the applicable series properly tendered pursuant to the applicable Change of Control Offer;

•	Deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes of the applicable series or portions of Notes of the applicable series properly tendered; and

•	Deliver or cause to be delivered to the trustee, or for Euro Exchange Notes, the Paying Agent, the Notes of the applicable series properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes of the applicable series being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third-party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us, and the third-party repurchases all Exchange Notes of the applicable series properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Exchange Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes of the applicable series validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third-party making a Change of Control Offer in lieu of the Company, as described above, purchases all of the Notes of the applicable series validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes of the applicable series that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of our assets and the assets of our Subsidiaries (as defined below), taken as a whole, to any person, other than our company or one of our Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock (as defined below), measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings, Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s, and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes of a series or fails to make a rating of the Notes of a series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be, with respect to the Notes of that series.

“Rating Event” means, for the Notes of any series, the rating on the Notes of that series is lowered by at least two of the three Rating Agencies and the Notes of such series are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes of such series is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control.

“S&P” means Standard & Poor’s Financial Services, a division of McGraw-Hill Financial, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

We are bound by certain restrictions in connection with the issuance of the Notes. Other than as described below under “— Restrictions on Secured Debt,” “—Restrictions on Sales and Leasebacks” and “—Consolidation, Merger and Sale of Assets,” the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Certain Definitions

As used herein the following terms will have the meanings set forth below:

“Attributable Debt” means the total net amount of rent required to be paid during the remaining primary term of certain leases, discounted from the due date at a rate per annum equal to the weighted average yield to maturity of the debt securities calculated in accordance with generally accepted financial practices.

“Business Day” means, with respect to the U.S. Exchange Notes, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions are authorized or obligated by law or executive order to close in (a) New York City or London, (b) with respect to Notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency, (c) with respect to Notes denominated in Australian dollars, in Sydney, (d) with respect to Notes denominated in euros, is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor system is open for business, and (e) with respect to the Euro Exchange Notes, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions are authorized or obligated by law or executive order to close in (a) New York City or London and (b) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor system is open for business.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting (i) all liabilities other than deferred income taxes, Funded Debt and shareholders’ equity and (ii) all goodwill and other intangibles of ours and our consolidated Subsidiaries computed in accordance with accounting principles generally accepted in the United States of America.

“Debt” means loans and Notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Depositary” means The Depository Trust Company.

“Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with accounting principles generally accepted in the United States of America (such rental obligations to be included as Funded Debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the respective amounts so capitalized).

“Interest Payment Date,” with respect to any note, means the date on which, under the terms of the note, regularly scheduled interest is payable.

“Issue Price” means the first price at which each note is sold to the initial purchasers.

“Market Exchange Rate” means the noon dollar buying rate in New York City for cable transfers of a specified currency published by the Federal Reserve Bank of New York.

“Principal Property” means any manufacturing or processing plant or warehouse owned by us or any Restricted Subsidiary which is located within the United States and the gross book value of which (including related land, improvements, machinery and equipment without deduction of any depreciation reserves) on the date as of which the determination is being made, exceeds 1% of Consolidated Net Tangible Assets, with certain exceptions due to materiality to our business or to the use or operation of this property as determined by our board of directors.

“Record Date” means, for the interest payable on any Interest Payment Date on the first day of a month in respect of any series of Notes, the fifteenth day (whether or not a Business Day) of the calendar month next preceding the month during which such Interest Payment Date occurs, or if any Interest Payment Date shall occur on the fifteenth day of a month in respect of any series of Notes, the first day (whether or not a Business Day) of the calendar month during which such Interest Payment Date occurs.

“Restricted Subsidiary” means a Subsidiary of ours where substantially all the property is located, or substantially all of the business is carried on, within the United States and which owns a Principal Property.

“Subsidiary” means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us and/or one or more of our Subsidiaries.

Restrictions on Secured Debt

We will not, and we will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt secured by a pledge of, or mortgage or other lien on, any Principal Property or any shares of capital stock of, or Debt of, any Restricted Subsidiary (such pledges, mortgages and other liens being hereinafter called “Mortgage” or “Mortgages”), without providing that the Notes are secured equally and ratably with (or, at our option, prior to) such secured Debt.

This obligation will not apply if, after giving effect to the secured Debt, the aggregate amount of all this Debt so secured together with all Attributable Debt of our and our Restricted Subsidiaries in respect of sale and leaseback transactions (other than sale and leaseback transactions described in “— Restrictions on Sales and Leasebacks”) involving Principal Properties, would not exceed 10% of Consolidated Net Tangible Assets.

This obligation will not apply to, and there will be excluded in computing secured Debt for the purpose of the restriction, Debt secured by:

•	Mortgages on property, stock or Debt of any corporation, partnership, association or other entity existing at the time that corporation, partnership, association or other entity becomes a Restricted Subsidiary or obligor under the Indenture;

•	Mortgages in favor of Parker or a Restricted Subsidiary;

•	Mortgages in favor of a governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Mortgages on property, stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price, construction cost or development cost created or assumed within 180 days after the acquisition or completion of construction or development of this property, stock or Debt;

•	Debt secured by Mortgages securing industrial revenue or pollution control bonds; and

•	any extension, renewal or refinancing (or successive extensions, renewals or refinancings), as a whole or in part, of any of the foregoing, except that this extension, renewal or refinancing Mortgage will be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or refinanced (plus improvements on the property).

Restrictions on Sales and Leasebacks

Neither we nor any of our Restricted Subsidiaries may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt of us and our Restricted Subsidiaries with respect to this transaction plus all secured Debt would not exceed 10% of Consolidated Net Tangible Assets.

This obligation will not apply to, and there will be excluded in computing Attributable Debt for purposes of this restriction, any sale and leaseback transaction if:

•	the sale or transfer of the Principal Property is made within 180 days after the later of its acquisition or completion of construction;

•	the lease secures or relates to industrial revenue or pollution control bonds; or

•	we or our Restricted Subsidiary, within 180 days after the sale is completed, apply (i) to the retirement of the Notes, other Funded Debt of Parker ranking on parity with or senior to the Notes, or Funded Debt of a Restricted Subsidiary or (ii) to the purchase of other property which will constitute a Principal Property having a value at least equal to the value of the Principal Property leased, an amount equal to the greater of (A) the net proceeds of the sale of the Principal Property leased or (B) the fair market value of the Principal Property leased.

In lieu of applying proceeds to the retirement of Funded Debt, we may surrender the Notes to the trustee or Paying Agent for retirement and cancellation, or we or any Restricted Subsidiary may receive credit for the principal amount of Funded Debt voluntarily retired within 180 days after this sale.

This restriction will not apply to any sale and leaseback transaction between Parker and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of three years or less.

Consolidation, Merger and Sale of Assets

The Indenture prohibits us from consolidating with or merging into another business entity, or transferring or leasing substantially all of our assets, unless:

•	the surviving or acquiring entity is a United States corporation, partnership or trust and it expressly assumes our obligations with respect to the Notes by executing a supplemental Indenture;

•	immediately after giving effect to the transaction, no default or event of default would occur or be continuing; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, lease or sale complies with the Indenture.

The Indenture further provides that no consolidation or merger of us with or into any other corporation and no conveyance, transfer or lease of our property substantially as an entirety to another person may be made if, as a result thereof, any Principal Property of ours or any of our Restricted Subsidiaries or any shares of capital stock or Debt of a Restricted Subsidiary would become subject to a Mortgage which is not expressly excluded from the restrictions or permitted by the Indenture, unless the Notes are secured equally and ratably with, or prior to, all indebtedness secured thereby.

Events of Default

The following events will constitute an event of default with respect to the Notes of any series under the Indenture:

•	failure to pay interest on the Notes of that series (or payment with respect to the related coupons, if any) and continuation of the default for 30 days past the applicable due date;

•	failure to pay principal of, or premium, if any, on the Notes of that series when due (whether at maturity, upon redemption, declaration of acceleration, required repurchase or otherwise);

•	failure to perform any other covenant or agreement in the Indenture, other than a covenant included in the Indenture solely for appropriate benefit of other notes, which failure continues for 60 days after the trustee or holders of at least 10% of the outstanding principal amount of the debt securities of that series have given written notice of the failure in the manner provided in the Indenture;

•	acceleration of more than $10,000,000 of our or our restricted subsidiaries’ other indebtedness under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within ten days after the trustee or holders of at least 10% of the outstanding principal amount of the Notes of that series have given written notice of the default in the manner provided in the Indenture; and

•	specified events relating to our bankruptcy, insolvency or reorganization.

An event of default with respect to one series of Notes is not necessarily an event of default for another series.

If there is an event of default with respect to a series of Notes, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of all of the Notes of that series to be due and payable immediately. If the Notes were issued at an original issue discount, less than the stated principal amount may become payable. After the declaration of acceleration of the maturity of the Notes of any series, but before the trustee obtains a judgment or decree for payment of the money due, the holders of at least a majority in aggregate principal amount of the Notes of that series may, on behalf of the holders of all Notes and any related coupons of that series, rescind and annul the declaration of acceleration if we take specific evincing steps to cure the breach, as specified in the Indenture. In addition, the holders of at least a majority in aggregate principal amount of the Notes of a series may, on behalf of the holders of all Notes and any related coupons of that series, waive any past default with respect to the series and its consequences, except defaults in the payment of principal, premium, if any, or interest on the security or in respect of a covenant that cannot be modified or amended without the consent of the holder of each outstanding security of the affected series. Such a waiver causes the event of default to cease to exist and be deemed to have been cured.

The Indenture requires us to file annually with the trustee an officer’s certificate as to the absence of defaults under the terms of the Indenture. The Indenture provides that if a default occurs with respect to Notes of any series issued under the Indenture, the trustee will give the holders of the relevant series notice of the default when, as and to the extent provided by the Trust Indenture Act. However, in the case of any default under any covenant with respect to the series, no notice of default to holders will be given until at least 30 days after the occurrence of the default.

The Indenture provides that the trustee will be under no obligation, subject to the duty of the trustee during the continuance of an event of default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless these holders shall have offered to the trustee satisfactory security or indemnity. Subject to these provisions for indemnification of the trustee, the holders of a majority of the amount of the outstanding Notes of any series will have the right to direct the time, manner and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the Notes of that series.

Satisfaction and Discharge of the Indenture

The Indenture for any series of Notes will generally cease to be of any further effect if:

•	we have delivered to the applicable trustee or the Paying Agent for cancellation all Notes of that series (with certain limited exceptions); or

•	all Notes and coupons of that series not previously delivered to the trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of those Notes and coupons.

For the trustee to execute proper instruments acknowledging the satisfaction and discharge of the Indenture in either case described above, we must also pay or cause to be paid all other sums payable under the Indenture by us, and deliver to the trustee an officer’s certificate and an opinion of counsel stating that all Indenture conditions have been met.

Legal Defeasance and Covenant Defeasance

Each series of Notes is subject to the defeasance and discharge provisions of the Indenture. We may elect either:

•	legal defeasance, which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those Notes; or

•	covenant defeasance, which will permit us to be released from our obligations to comply with covenants relating to those Notes as described herein.

If we exercise our legal defeasance option with respect to a series of Notes, payment of those Notes may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of Notes, payment of those Notes may not be accelerated because of an event of default related to the specified covenants.

We may invoke legal defeasance or covenant defeasance with respect to any series of Notes only if:

•	we irrevocably deposit with the trustee, in trust:

•	an amount in funds;

•	U.S. government obligations which, through the scheduled payment of principal and interest in accordance with their terms, will provide, not later than one day before the due date of any payment, an amount in funds; or

•	any combination of funds or U.S. government obligations,

which are sufficient to pay upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those Notes;

•	we deliver to the trustee a certificate from a nationally recognized independent registered public accounting firm expressing their opinion that the combination of funds or U.S. government obligations will provide cash at times and in amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all the Notes of that series to maturity or redemption, as the case may be;

•	90 days pass after the deposit described above is made and, during the 90-day period, no default relating to our bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

•	no event of default has occurred and is continuing on the date of the deposit described above after giving effect to the deposit;

•	we deliver to the trustee an officer’s certificate to the effect that no Note of that series will be delisted as a result of the deposit described above;

•	the deposit will not cause the trustee to have a conflict of interest under the Trust Indenture Act;

•	the legal defeasance or covenant defeasance will not result in a breach of or default under any other agreement to which we are party or to which we are bound;

•	the legal defeasance or covenant defeasance will not result in the trust arising from the deposit described above constituting an investment company under the Investment Company Act of 1940 unless registered under the Investment Company Act or exempt;

•	we deliver to the trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance; and

•	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes of that series as contemplated by the Indenture have been complied with.

Modification and Waiver

We may enter into supplemental Indentures for the purpose of modifying or amending the Indenture with the consent of holders of at least 66 2/3% in aggregate principal amount of each series of our outstanding Notes affected. However, the consent of all of the holders of any series of our Notes that are affected by any modification or amendment is required for any of the following:

•	to reduce the percentage in principal amount of Notes;

•	to reduce the rate of or extend the time for payment of interest on any Note or coupon or reduce the amount of any interest payment to be made with respect to any Note or coupon;

•	to reduce the principal of or change the stated maturity of principal of, or any installment of principal of, or interest on, any Note or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of maturity;

•	to reduce the premium payable upon the redemption of any Note or change the time at which any note may or shall be redeemed;

•	to change the place or currency of payment of principal, or any premium or interest on, any Note;

•	to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any debt security (or in the case of redemption, on or after the date fixed for redemption); or

•	to modify any of the above provisions of the Indenture, except to increase the percentage in principal amount of Notes of any series whose holders must consent to an amendment or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected by the modification or waiver.

In addition, we and the trustee may enter into supplemental Indentures without the consent of the holders of any series of Notes for one or more of the following purposes:

•	to evidence that another person has become our successor under the provisions of the Indenture and that the successor assumes our covenants, agreements and obligations in the Indenture and in the Notes;

•	to surrender any of our rights or powers under the Indenture, to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of Notes, and to make a default in any of these additional covenants, restrictions, conditions or provisions a default or an event of default under the Indenture;

•	to cure any ambiguity or to make corrections to the Indenture, any supplemental Indenture, or any Notes, or to make such other provisions in regard to matters or questions arising under the Indenture that do not adversely affect the interests of any holders of Notes of any series;

•	to add to or change any of the provisions of the Indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as none of these actions adversely affects the interests of the holders of Notes or any coupons of any series in any material respect;

•	to permit the issuance of Notes of any series in uncertificated form;

•	to secure the Notes, subject to specified restrictions;

•	to add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Notes subject to certain limitations;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the Notes of one or more series and to add to or change any of the provisions of the Indenture as necessary to provide for the administration of the Indenture by more than one trustee; and

•	to establish the form or terms of Notes and coupons of any series.

Same-Day Settlement and Payment

The Exchange Notes will trade in the same-day funds settlement system of the relevant clearing system until maturity or until issued in certificated form. The Depositary, Euroclear and Clearstream will therefore require secondary market trading activity in the Exchange Notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Exchange Notes.

Payment and Transfer or Exchange of U.S. Exchange Notes

Principal of and premium, if any, and interest on the U.S. Exchange Notes of each series will be payable, and the U.S. Exchange Notes may be exchanged or transferred, at the office or agency maintained by us for such purpose. Payment of principal of and premium, if any, and interest on a global security registered in the name of or held by the Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered holder of such global security. If any of the U.S. Exchange Notes is no longer represented by a global security, payment of interest on certificated notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “—Book-Entry; Delivery and Form; Global Securities for U.S. Exchange Notes” below.

A holder may transfer or exchange any certificated U.S. Exchange Notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of U.S. Exchange Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any U.S. Note for redemption for a period of 15 days before mailing of a notice of redemption of the note to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, or interest on the U.S. Exchange Notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such U.S. Exchange Notes will thereafter look solely to us for payment.

Payment and Transfer or Exchange of Euro Exchange Notes

Principal of and premium, if any, and interest on the Euro Exchange Notes will be payable, and the Euro Exchange Notes may be exchanged or transferred, at the office of the Paying Agent, currently at 125 Old Broad Street, Fifth Floor, London EC2N 1AR, United Kingdom. Payment of principal of and premium, if any, and interest on global securities registered in the name of a nominee for and deposited with a common depositary for Euroclear and Clearstream will be made in immediately available funds to the common depositary or its nominee for Euroclear and Clearstream, as the registered holder of such global securities. If any of the Euro Exchange Notes is no longer represented by a Global Security, payment of interest on certificated Euro Exchange Notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “—Book-Entry; Delivery and Form; Global Securities for Euro Exchange Notes” below.

A holder may transfer or exchange any certificated Euro Exchange Notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Euro Exchange Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any Euro Exchange Note for redemption for a period of 15 days before mailing of a notice of redemption of the note to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, or interest on the Euro Exchange Notes paid by the Paying Agent that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such Euro Exchange Notes will thereafter look solely to us for payment.

Book-Entry; Delivery and Form; Global Securities for U.S. Exchange Notes

The U.S. Exchange Notes have been or will be issued in one or more global securities that will be deposited with the Depositary or its nominee. Each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for U.S. Exchange Notes that are in definitive registered form, a global security may not be transferred or exchanged except as a whole to the Depositary, another nominee of the Depositary, or a successor of the Depositary or its nominee.

Upon the issuance of any global security and its deposit with or on behalf of the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the principal amounts of our U.S. Exchange Notes represented by the global security to the accounts of participating institutions that have accounts with the Depositary or its nominee. The initial purchasers will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The Depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder’s ability to transfer its beneficial interests in global securities.

While the Depositary or its nominee is the registered owner of a global security, the Depositary or its nominee will be considered the sole owner of all of our U.S. Exchange Notes represented by the global security for all purposes under the Indenture. Generally, if a holder owns beneficial interests in a global security, that holder will not be entitled to have our U.S. Exchange Notes registered in that holder’s own name, and that holder will not be entitled to receive a certificate representing that holder’s ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the Depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the Indenture.

The Depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the Indenture. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the Depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on our U.S. Exchange Notes represented by a global security directly to the Depositary or its nominee. It is our understanding that the Depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

Generally, a global security may be exchanged for certificated U.S. Exchange Notes only in the following instances:

•	the Depositary notifies us that it is unwilling or unable to continue as Depositary for the relevant global security, or it has ceased to be a registered clearing agency, if required to be registered by law;

•	there shall have occurred and be continuing an event of default with respect to the global security; or

•	certain other events set forth in the Indenture have occurred.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a debt security; for maintaining, supervising or reviewing any records relating to such beneficial ownership interests; or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the beneficial owners of interests in a note.

Neither we nor the trustee will be liable for any delay by the Depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the U.S. Exchange Notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated U.S. Exchange Notes to be issued.

Two or more fully-registered global securities will be issued for each issue of U.S. Exchange Notes, which, together, will be in the aggregate principal amount of such issue, and will be deposited with the Depositary. No certificate will be issued with respect to an principal amount that exceeds $500 million, and additional certificates will be issued with respect to any remaining principal amount of such issue in excess thereof.

The following information concerning the Depositary and the Depositary’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy or completeness thereof.

The Depositary will act as the Depositary for securities issued in the form of global securities. Global securities will be issued as fully-registered securities registered in the name of Cede & Co., which is the Depositary’s partnership nominee, or such other name as may be requested by an authorized representative of the Depositary.

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from countries that the Depositary’s participants, referred to herein as direct participants, deposit with the Depositary. The Depositary also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to herein as indirect participants. The DTC Rules applicable to the Depositary’s participants are on file with the Securities and Exchange Commission. More information about the Depositary can be found at www.dtcc.com and www.dtc.org. Information on or accessible through such websites is not part of this prospectus.

Purchases of U.S. Exchange Notes under the Depositary’s system must be made by or through direct participants, which will receive a credit for the U.S. Exchange Notes on the Depositary’s records. The ownership interest of each actual purchaser of each debt security, or the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from the Depositary of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in U.S. Exchange Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the U.S. Exchange Notes, except in the event that use of the book-entry system for the U.S. Exchange Notes is discontinued.

To facilitate subsequent transfers, all U.S. Exchange Notes deposited by direct participants with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depositary. The deposit of U.S. Exchange Notes with the Depositary and their registration in the name of Cede & Co. or such other of the Depositary’s nominee do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the U.S. Exchange Notes; the Depositary’s records reflect only the identity of the direct participants to whose accounts such U.S. Exchange Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of U.S. Exchange Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the U.S. Exchange Notes, such as redemptions, tenders, defaults and proposed amendments to the note documents. For example, beneficial owners of U.S. Exchange Notes may wish to ascertain that the nominee holding the U.S. Exchange Notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to the Depositary. If less than all of the U.S. Exchange Notes within an issue are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither the Depositary nor Cede & Co. (nor any other of the Depositary’s nominees) will consent or vote with respect to the U.S. Exchange Notes unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary mails an omnibus proxy to us as soon as possible after the Record Date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts U.S. Exchange Notes are credited on the Record Date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions and payments on the U.S. Exchange Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of the Depositary. The Depositary’s practice is to credit direct participants’ accounts upon the Depositary’s receipt of funds and corresponding detail information from us or our agent, on the date payable in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participant and not of the Depositary (or its nominee), our agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of us or our agent. Disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

The Depositary may discontinue providing its services as depository with respect to the U.S. Exchange Notes at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, certificates for the debt certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry-only transfers through the Depositary (or a successor securities depository). In that event, certificates for the U.S. Exchange Notes will be printed and delivered to the Depositary.

If the Depositary for a global security is the depository, you may hold interests in the global security through Clearstream or Euroclear, in each case, as a participant in the Depositary. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on the Depositary’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the U.S. Exchange Notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in the Depositary, on the other hand, would also be subject to the Depositary’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the U.S. Exchange Notes through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next Business Day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the Expiration Date. In addition, investors who hold their interests through both the Depositary and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Book-Entry; Delivery and Form; Global Securities for Euro Exchange Notes

The Euro Exchange Notes will be evidenced on issue by an unrestricted global security (a “Global Security”) in registered form, with an ISIN and Common Code, registered in the name of a nominee for, and deposited with a common depositary on behalf of, Euroclear and Clearstream. Beneficial interests in a Global Security may be held only through Euroclear or Clearstream at any time.

Except in the limited circumstances described below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of certificated Euro Exchange Notes in definitive form. The Euro Exchange Notes are not issuable in bearer form.

Upon the issuance of the global securities and their deposit with or on behalf of the common depositary, the common depositary or its nominee will credit, on its book-entry registration and transfer system, the principal amounts of our Euro Exchange Notes represented by the global securities to the accounts of participating institutions that have accounts with the common depositary or its nominee. The initial purchasers will designate the accounts to be credited. Ownership of beneficial interests in the global securities will be limited to participating institutions or their clients. The common depositary or its nominee will keep records of the ownership and transfer of beneficial interests in the global securities by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder’s ability to transfer its beneficial interests in global securities.

While the common depositary or its nominee is the registered owner of a Global Security, the depositary or its nominee will be considered the sole owner of all of our Euro Exchange Notes represented by the relevant Global Security for all purposes under the Indenture. Generally, if a holder owns beneficial interests in a Global Security, that holder will not be entitled to have our Euro Exchange Notes registered in that holder’s own name, and that holder will not be entitled to receive a certificate representing that holder’s ownership. Accordingly, if a holder owns a beneficial interest in a Global Security, the holder must rely on the common depositary or its nominee and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the Indenture.

The common depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the Indenture. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a Global Security wishes to give any notice or take any action, the common depositary or its nominee would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

Generally, we will make payments on our Euro Exchange Notes represented by a Global Security directly to the common depositary or its nominee. It is our understanding that the common depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in “street names,” and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing records relating to beneficial interests; or for any other aspect of the relationship between the common depositary and its participants or the relationship between such participants and the beneficial owners of interests in a note.

The global securities may be exchanged for certificated Euro Exchange Notes only in the following instances:

•	Euroclear or Clearstream notifies us that it is unwilling or unable to continue to act as depositary, or it has ceased to be a registered clearing agency, if required to be registered by law;

•	there shall have occurred and be continuing an event of default with respect to the Euro Exchange Notes; or

•	certain other events set forth in the Indenture have occurred.

Neither we nor the trustee will be liable for any delay by the common depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the Euro Exchange Notes. We, our agents and the trustee may conclusively rely on, and will be protected in relying on, instructions from Euroclear and Clearstream or their common depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Euro Exchange Notes to be issued.

The following information concerning Euroclear and Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy or completeness thereof.

Euroclear and Clearstream each hold securities for their customers and facilitate the clearance and settlement of securities transactions through electronic book-entry transfer between their respective accountholders. Indirect access to Euroclear and Clearstream is available to other institutions which clear through or maintain a custodial relationship with an accountholder of either system. Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement of internationally-traded securities and securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective customers may settle trades with each other. Their customers are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Investors may hold their interests in the global securities directly through Euroclear or Clearstream if they are accountholders, which we refer to as Direct Participants or indirectly, Indirect Participants, and together with Direct Participants, Participants, through organizations which are accountholders therein.

Each of the persons shown in the records of Euroclear or Clearstream as the holder of a note evidenced by the relevant Global Security must look solely to Euroclear or Clearstream (as the case may be) for his share of each payment made by the Company to the holder of such Global Security and in relation to all other rights arising under the relevant Global Security, subject to and in accordance with the respective rules and procedures of Euroclear or Clearstream (as the case may be). The Company expects that, upon receipt of any payment in respect of Euro Exchange Notes evidenced by a Global Security, the common depositary by whom such note is held, or nominee in whose name it is registered, will immediately credit the relevant participants’ or accountholders’ accounts in the relevant clearing system with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of the relevant clearing system or its nominee. The Company also expects that payments by Direct Participants in any clearing system to owners of beneficial interests in the relevant Global Security held through such Direct Participants in any clearing system will be governed by standing instructions and customary practices. Save as aforesaid, such persons shall have no claim directly against the Company in respect of payments due on the Euro Exchange Notes for so long as the Euro Exchange Notes are evidenced by the global securities and the obligations of the Company will be discharged by payment to the registered holder, as the case may be, of the relevant Global Security in respect of each amount so paid.

Subject to the rules and procedures of each applicable clearing system, purchases of Euro Exchange Notes held within a clearing system must be made by or through Direct Participants, which will receive a credit for the Euro Exchange Notes on the clearing system’s records. The ownership interest of each actual purchaser of each debt security, or the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from the clearing system of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in Euro Exchange Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Euro Exchange Notes, except in the event that use of the book-entry system for the Euro Exchange Notes is discontinued.

No clearing system has knowledge of the actual beneficial owners of the Euro Exchange Notes held within such clearing system and their records will reflect only the identity of the Direct Participants to whose accounts such Euro Exchange Notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by the clearing systems to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Euro Exchange Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Euro Exchange Notes, such as redemptions, tenders, defaults and proposed amendments to the note documents. For example, beneficial owners of Euro Exchange Notes may wish to ascertain that the nominee holding the Euro Exchange Notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities. Consequently, the ability to transfer interests in a Global Security to such persons may be limited.

Secondary market sales of book-entry interests in the Euro Exchange Notes held through Euroclear or Clearstream to purchasers of book-entry interests in the Euro Exchange Notes held through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional Eurobonds.

It is expected that delivery of Euro Exchange Notes will be made against payment therefore on the closing date, which could be more than three business days following the date of pricing. Settlement procedures in different countries will vary. Purchasers of Euro Exchange Notes may be affected by such local settlement practices, and purchasers of Euro Exchange Notes between the relevant date of pricing and the closing date should consult their own advisors.

Redemption notices will be sent to the clearing systems. If less than all of the Euro Exchange Notes within an issue are being redeemed, the clearing systems’ practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed, provided, however, that no book-entry interest of less than €100,000 principal amount may be redeemed in part.

Neither the common depositary nor its nominee will consent or vote with respect to the Euro Exchange Notes unless authorized by a Direct Participant in accordance with the clearing system’s procedures.

Redemption proceeds, distributions and payments on the Euro Exchange Notes will be made to the common depositary or its nominee. The clearing systems’ practice is to credit Direct Participants’ accounts upon the common depositary’s receipt of funds and corresponding detail information from us or our agent, on the date payable in accordance with their respective holdings shown on the common depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participant and not of the common depositary (or its nominee), our agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to the common depositary or its nominee is the responsibility of us or our agent. Disbursement of such payments to Direct Participants will be the responsibility of the common depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Euroclear and/or Clearstream may discontinue providing its services as depositary with respect to the Euro Exchange Notes at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the debt certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry-only transfers through Euroclear and/or Clearstream (or a successor securities depositary). In that event, certificates for the Euro Exchange Notes will be printed and delivered to the common depositary.

Trustee, Paying Agent and Security Registrar

The current trustee under the Indenture for our Original Notes is, and, for our Exchange Notes, will be, Wells Fargo Bank, N.A., which performs services for us in the ordinary course of business. Wells Fargo Bank, N.A. acts as a depositary for funds of, performs certain other services for, and transacts other banking business with us and certain of our subsidiaries in the normal course of its business. Wells Fargo Bank, N.A. is a participating lender under our current U.S. credit facility. We may engage additional or substitute trustees with respect to particular series of our debt securities.

Wells Fargo Securities, LLC and Wells Fargo Securities International Limited, affiliates of the trustee, were initial purchasers in the offerings of the Original Notes.

The transferor of any Note denominated in U.S. dollars shall provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

The current paying agent and transfer agent for the Euro Exchange Notes is Elavon Financial Services DAC, acting through its UK branch under the trade name U.S. Bank Global Corporate Trust Services, which performs services for us under the Agency Agreement. The current registrar for the Euro Exchange Notes is Elavon Financial Services DAC, which performs services for us under the Agency Agreement.

Governing Law

The Indenture is, the Original Notes are and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Original Notes for registered Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offer. This summary is based upon the Code, judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements as of the date of this prospectus, changes to any of which subsequent to the date of this prospectus may affect the tax consequences discussed herein, possibly with retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. This summary is limited to holders that hold Original Notes and will hold Exchange Notes as “capital assets” within the meaning of the Code (generally, property held for investment).

This summary does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks or other financial institutions, partnerships or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, former citizens or permanent residents of the United States, insurance companies, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. holders whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, tax-exempt entities, controlled foreign corporations, passive foreign investment companies and persons holding the Exchange Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or the effects of any other U.S. federal tax laws, including the gift and estate tax and the Medicare tax.

The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer (described under “The Exchange Offer”) will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize any taxable gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offer, your holding period for an Exchange Note will include the holding period of the Original Note exchanged therefor, your adjusted tax basis in an Exchange Note will be the same as the adjusted tax basis in the Original Note immediately before such exchange, and all of the U.S. federal income tax considerations associated with owning an Original Note will continue to apply to the Exchange Note received in exchange therefor.

The preceding summary of certain U.S. federal income tax considerations is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of exchanging Original Notes for Exchange Notes pursuant to the Exchange Offer, including the applicability and effect of any U.S. federal, state, local or foreign tax laws, and of any changes or proposed changes in applicable law.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of ERISA, and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the Exchange Notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”), on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the Exchange Notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the Exchange Notes satisfies these requirements.

An investor who is considering acquiring the Exchange Notes with the assets of a Plan must consider whether the acquisition and holding of the Exchange Notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the Exchange Notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the Exchange Notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (each, a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (each, a “Church Plan”) and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “non-U.S. Plan”) are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the Exchange Notes satisfies the requirements, if any, under any applicable Similar Law.

The Exchange Notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the Exchange Notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the Exchange Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan, a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the Exchange Notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the Exchange Notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us that an acquisition of the Exchange Notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or entity whose underlying assets include the assets of a Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until,                 , 2017, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any such sale of Exchange Notes by broker-dealers. Exchange Notes received by broker- dealers for their own account, pursuant to the Exchange Offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes has been passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Parker-Hannifin Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, and the effectiveness of Parker-Hannifin Corporation’s internal control over financial reporting as of June 30, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated by reference in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

The audited historical financial statements of CLARCOR Inc. included in Parker-Hannifin Corporation’s Current Report on Form 8-K/A filed on May 15, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

On February 28, 2017, the Company completed its previously announced acquisition of CLARCOR. Pursuant to the terms of the Agreement and Plan of Merger, which we refer to as the Merger Agreement, dated as of December 1, 2016, among Parker, Parker Eagle Corporation, a wholly owned subsidiary of Parker, which we refer to as Merger Sub, and CLARCOR, Merger Sub merged with and into CLARCOR, which we refer to as the Merger, with CLARCOR surviving the merger as a wholly owned subsidiary of Parker.

At the effective time of the Merger, which we refer to as the Effective Time, each share of CLARCOR common stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares and shares held by Parker, Merger Sub or CLARCOR or any of their respective wholly owned subsidiaries) was converted into the right to receive $83.00 in cash, without interest, which we refer to as the Per Share Merger Consideration.

In addition, at the Effective Time, subject to certain exceptions, each option to purchase CLARCOR common stock outstanding, whether vested or unvested, was converted into the right to receive a cash payment equal to the product of (1) the total number of shares of CLARCOR common stock subject to such option and (2) the amount by which the Per Share Merger Consideration exceeded the exercise price per share, less any applicable taxes. Subject to certain exceptions, as of the Effective Time, all other CLARCOR equity and equity-based awards, subject to time-based or performance-based vesting conditions, were converted into the right to receive the Per Share Merger Consideration provided for under their terms in effect immediately prior to the Effective Time plus any accrued cash dividend equivalents.

The total consideration paid by the Company to complete the acquisition of CLARCOR, which we refer to as the Transaction, was approximately $4.1 billion in cash, which included the assumption of debt.

The Company financed a portion of the purchase price for CLARCOR by completing a private offering of the Original Notes. In addition to the private offerings, the Company entered into a €100 million term loan due 2022 and a $500 million term loan due 2020 to finance a portion of the purchase price.

The following unaudited pro forma combined statement of income for the twelve months ended June 30, 2017 gives effect to the Transaction as if it had occurred on July 1, 2016, and was primarily derived from, and should be read in conjunction with the accompanying notes to the following historical consolidated financial statements for CLARCOR and the Company:

•	CLARCOR’s separate audited historical consolidated financial statements and accompanying notes as of and for the three years ended December 3, 2016 (included in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 28, 2017, and amended May 15, 2017, which is incorporated by reference herein).

•	The Company’s separate audited historical consolidated financial statements and accompanying notes as of and for the fiscal year ended June 30, 2017 (included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 25, 2017, which is incorporated by reference herein).

The unaudited pro forma combined statement of income has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the Transaction been completed at the date indicated. In addition, the unaudited pro forma combined statement of income does not purport to project the future operating results of the combined company and does not give consideration to the impact of cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Transaction or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE TWELVE MONTHS ENDED JUNE 30, 2017

(In thousands, except per share data)

	Parker- Hannifin Corporation (see Note 1)	CLARCOR Inc. (see Note 1)	Reclassification adjustments (see Note 1)	Pro Forma Transaction Adjustments (see Note 2)			Pro Forma Combined
Net sales	$12,029,312	$906,522	$—	$—			$12,935,834
Cost of sales	9,188,962	607,994	—	10,960	2	(a)	9,807,916

Gross profit	2,840,350	298,528	—	(10,960)			3,127,918
Selling, general and administrative expenses	1,453,935	219,536	—	(36,132)	2	(b)	1,637,339
Interest expense	162,436	5,129	—	44,602	2	(c)	212,167
Interest income	—	(383)	383	—			—
Other (income) expense, net	(104,662)	849	(383)	—			(104,196)

Income before income taxes	1,328,641	73,397	—	(19,430)			1,382,608
Income taxes	344,797	29,905	—	18,810	2	(d)	393,512

Net income	983,844	43,492	—	(38,240)			989,096
Less: Noncontrolling interests in subsidiaries’ earnings	432	80	—	—			512

Net income attributable to common shareholders	$983,412	$43,412	$—	$(38,240)			$988,584

Earnings per share attributable to common shareholders:
Basic	$7.37						$7.29

Diluted	$7.25						$7.41

Average shares outstanding during period - Basic	133,377,547						133,377,547
Average shares outstanding during period - Diluted	135,559,764						135,559,764

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

(Dollars in thousands)

Note 1. Basis of Presentation

The unaudited pro forma combined statement of income has been prepared in accordance with Article 11 of Securities Exchange Commission Regulation S-X. The historical consolidated statement of income has been adjusted in the accompanying unaudited pro forma combined statement of income to give effect to unaudited pro forma events that are (1) directly attributable to the transaction, (2) factually supportable and (3) are expected to have a continuing impact on the results of operations of the combined company. The unaudited pro forma combined statement of income does not reflect any cost savings, operating synergies or revenue enhancements.

CLARCOR operated on a fiscal year that ended on the Saturday closest to November 30 of each year. The Company operates on a fiscal year that ends on June 30 of each year. The historical consolidated statement of income for CLARCOR was primarily derived from CLARCOR’s audited historical consolidated financial statement and accompanying notes as of and for the fiscal year ended December 3, 2016 (included in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 28, 2017, and amended May 15, 2017), and internal unaudited results for the two months ended August 27, 2016 and for the period from December 4, 2016 to February 28, 2017. The CLARCOR results for March 1, 2017 through June 30, 2017 are consolidated into the Company’s results of operations for the fiscal year ended June 30, 2017:

	Two Months Ended August 27, 2016	Three Months Ended December 3, 2016	December 4, 2016 to February 28, 2017	Total
Net sales	$208,726	$376,946	$320,850	$906,522
Cost of sales	132,900	252,210	222,884	607,994

Gross profit	75,826	124,736	97,966	298,528
Selling, general and administrative expenses	36,028	80,289	103,219	219,536
Interest expense	1,574	1,794	1,761	5,129
Interest income	(71)	(156)	(156)	(383)
Other (income) expense, net	(765)	317	1,297	849

Income before income taxes	39,060	42,492	(8,155)	73,397
Income taxes	17,528	13,447	(1,070)	29,905

Net income (loss)	21,532	29,045	(7,085)	43,492
Less: Noncontrolling interests in subsidiaries earnings	35	45	—	80

Net income (loss) attributable to common shareholders	$21,497	$29,000	$(7,085)	$43,412

The Transaction is treated as a business combination for accounting purposes, with the Company being treated as the acquirer. The pro forma financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (ASC 805). ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The process of estimating the fair values of certain tangible assets, identifiable intangible assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. Fair value estimates used in preparing the unaudited pro forma combined statement of income included herein are preliminary and have been presented solely for purposes of providing unaudited pro forma combined consolidated statement of income and may be revised as additional information becomes available and additional analysis is performed. Differences between preliminary estimates in the unaudited pro forma combined statement of income and the final acquisition accounting could have a material impact on the combined company’s future results of operations.

Acquisition-related transaction costs are not included as a component of consideration transferred but are expensed as incurred. Acquisition-related transaction costs associated with the acquisition total $104,596 of which $64,037 and $40,559 have been expensed in the Company’s and CLARCOR’s statement of income as of June 30, 2017, respectively. These costs are not presented in the unaudited pro forma combined statement of income because they will not have a continuing impact on the consolidated results of the Company.

There were no material intercompany balances or transactions between the Company and CLARCOR for the period of the unaudited pro forma combined statement of income.

Reclassification Adjustments

Certain reclassification adjustments have been made to CLARCOR’s historical statement of income presented within the unaudited pro forma combined statement of income to conform to the presentation of the Company’s historical balances.

The following reclassification adjustments were made to the unaudited pro forma combined consolidated statement of income:

•	On its historical statement of income, CLARCOR presented interest income as a separate line item. Interest income has been reclassified into other income, net in the unaudited pro forma combined consolidated statement of income.

There were no adjustments presented to conform CLARCOR historical accounting policies to those of Parker, as such adjustments were considered immaterial for the period presented.

Note 2. Unaudited Pro forma Combined Statement of Income Transaction Adjustments

(a) Cost of sales

Adjustment is comprised of depreciation related to the step-up to fair value for property, plant and equipment.

(b) Selling, general and administrative expenses

Total adjustments are comprised of the following:

Twelve Months Ended June 30, 2017
Elimination of existing CLARCOR amortization expense	$(16,000)
Amortization expense based on fair value of intangible assets	84,464
Elimination of acquisition-related transaction costs	(104,596)

$(36,132)

(c) Interest expense

Total adjustments are comprised of the following:

Twelve Months Ended June 30, 2017
Interest expense associated with debt issuances	$42,757
Amortization of debt issuance costs associated with debt issuances	1,845

$44,602

(d) Income taxes

A statutory tax rate of 37.7% was used to record the tax effects of the increase in interest expense and amortization of debt issuance costs. A blended tax rate of 34.1% was used to record the tax effects of the elimination of the acquisition-related transaction costs. The blended tax rate reflects the actual tax rate used by the Company and CLARCOR. The transaction adjustments related to depreciation and amortization expense did not have a related tax effect.

Twelve Months Ended June 30, 2017
Tax related to the increase in interest expense	$(16,121)
Tax related to the increase in amortization of debt issuance costs	(696)
Tax related to the elimination of acquisition-related transaction costs	35,628

$18,811

PARKER-HANNIFIN CORPORATION

OFFER TO EXCHANGE

All of the outstanding restricted 3.250% Senior Notes Due 2027, 4.100% Senior Notes due 2047 and 1.125% Senior Notes due 2025 issued on February 24, 2017 for newly issued and registered 3.250% Senior Notes Due 2027, 4.100% Senior Notes due 2047 and 1.125% Senior Notes due 2025

PROSPECTUS

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” with the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market making activities or other trading activities. In addition, until             , 2017, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

Item 20.	Indemnification of Directors and Officers.

Article VII of our amended code of regulations provides that we will indemnify, to the full extent permitted or authorized by the Ohio General Corporation Law, as it may from time to time be amended, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of ours, or is or was serving at our request as a director, trustee, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by our amended code of regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled under our amended articles of incorporation or our amended code of regulations, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 1701.13(E) of the Ohio Revised Code provides as follows:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Ohio Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements provide that we will indemnify and hold harmless our directors and executive officers to the full extent permitted by law and subject to other specified limitations against any and all expenses actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Parker), or settlement of such action, suit or proceeding, against them by reason of actions taken or not taken in such capacity.

We currently maintain insurance coverage for the benefit of directors and executive officers with respect to many types of claims that may be made against them; however, there is no assurance of the continuation or renewal of such insurance.

Item 21.	Exhibits And Financial Statement Schedules.

(a) Exhibits. The following is a list of all exhibits filed as a part of this registration statement on Form S-4, including those incorporated by reference.

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, among Parker-Hannifin Corporation, CLARCOR Inc. and Parker Eagle Corporation, dated as of December 1, 2016 (incorporated by reference to Exhibit 2.1 of Parker’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2016 (Commission File No. 1-4982)).

3.1	Amended Articles of Incorporation (incorporated herein by reference to Exhibit 3(a) to Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (Commission File No. 1-4982)).

3.2	Code of Regulations, as amended (incorporated herein by reference to Exhibit 3(ii) to the Parker’s Report on Form 10-Q for the quarterly period ended December 31, 2007 (Commission File No. 1-4982)).

4.1	Registration Rights Agreement, dated February 24, 2017, among Parker-Hannifin Corporation and Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., as Representatives of the Initial Purchasers (incorporated herein by reference to Exhibit 4.1 of Parker’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2017 (Commission File No. 1-4982)).

4.2	Registration Rights Agreement, dated February 24, 2017, among Parker-Hannifin Corporation and the Initial Purchasers (incorporated herein by reference to Exhibit 4.2 of Parker’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2017(Commission File No. 1-4982)).

4.3	Indenture, dated May 3, 1996, between the registrant and Wells Fargo Bank, N.A. (as successor to National City Bank), as Trustee (incorporated herein by reference to Exhibit 4.1 of Parker’s Registration Statement on Form S-3 (Commission File No. 333-47955)).

5.1	Opinion of Jones Day.*

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12 of Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (Commission File No. 1-4982)).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Jones Day (included in Exhibit 5.1).*

24.1	Power of Attorney, dated November 28, 2016.*

24.2	Power of Attorney, dated June 28, 2017.*

25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee on Form T-1.*

99.1	Form of Letter of Transmittal with respect to Exchange Offer.*

*	Previously filed.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the Exchange Offer required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the Exchange Offer prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the Exchange Offer containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the Exchange Offer made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(9)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on August 25, 2017.

Parker-Hannifin Corporation

By:	/s/ Joseph R. Leonti
Joseph R. Leonti
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on August 25, 2017.

Signature	Title

* Thomas L. Williams	Chairman and Chief Executive Officer (Principal Executive Officer)

* Catherine A. Suever	Executive Vice President – Finance & Administration and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Lee C. Banks	President and Chief Operating Officer, Director

* Robert G. Bohn	Director

* Linda S. Harty	Director

* Robert J. Kohlhepp	Director

* Kevin A. Lobo	Director

* Klaus-Peter Mueller	Director

* Candy M. Obourn	Director

* Joseph Scaminace	Director

* Wolfgang R. Schmitt	Director

* Åke Svensson	Director

* James R. Verrier	Director

* James L. Wainscott	Director

*	Joseph R. Leonti, by signing his name hereto, does hereby sign and execute this Amendment No. 1 to the registration statement pursuant to the Power of Attorney executed by the above-named officers and directors of the registrant and which have been filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Joseph R. Leonti
Joseph R. Leonti
Attorney-in-Fact

Exhibit Index

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, among Parker-Hannifin Corporation, CLARCOR Inc. and Parker Eagle Corporation, dated as of December 1, 2016 (incorporated by reference to Exhibit 2.1 of Parker’s Report on Form 8-K filed with the SEC on December 1, 2016 (Commission File No. 1-4982)).

3.1	Amended Articles of Incorporation (incorporated herein by reference to Exhibit 3(a) to Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (Commission File No. 1-4982)).

3.2	Code of Regulations, as amended (incorporated herein by reference to Exhibit 3(ii) to the Parker’s Report on Form 10-Q for the quarterly period ended December 31, 2007 (Commission File No. 1-4982)).

4.1	Registration Rights Agreement, dated February 24, 2017, among Parker-Hannifin Corporation and Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., as Representatives of the Initial Purchasers (incorporated herein by reference to Exhibit 4.1 of Parker’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2017 (Commission File No. 1-4982)).

4.2	Registration Rights Agreement, dated February 24, 2017, among Parker-Hannifin Corporation and the Initial Purchasers (incorporated herein by reference to Exhibit 4.2 of Parker’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2017(Commission File No. 1-4982)).

4.3	Indenture, dated May 3, 1996, between the registrant and Wells Fargo Bank, N.A. (as successor to National City Bank), as Trustee (incorporated herein by reference to Exhibit 4.1 of Parker’s Registration Statement on Form S-3 (Commission File No. 333-47955)).

5.1	Opinion of Jones Day.*

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12 of Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (Commission File No. 1-4982)).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Jones Day (included in Exhibit 5.1).*

24.1	Power of Attorney, dated November 28, 2016.*

24.2	Power of Attorney, dated June 28, 2017.*

25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee on Form T-1.*

99.1	Form of Letter of Transmittal with respect to Exchange Offer.*

*	Previously filed.